Exhibit 99.2

News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384
767 Fifth Avenue	Media Relations:
New York, NY 10153	Alexandra Trower
(212) 572-4430

ESTÉE LAUDER COMPANIES ANNOUNCES CASH DEBT TENDER OFFER

New York, NY, April 27, 2010 — The Estée Lauder Companies Inc. (NYSE: EL) announced today that it has commenced a cash tender offer for up to $200,000,000 aggregate principal amount (the “Tender Cap”) of its 6.00% Senior Notes due 2012 (the “2012 Notes”) and its 7.75% Senior Notes due 2013 (the “2013 Notes” and, together with the 2012 Notes, the “Notes”).  The terms and conditions of the tender offer are set forth in the Company’s Offer to Purchase dated April 27, 2010 (the “Offer to Purchase”), and the related Letter of Transmittal.

The Notes will be purchased in accordance with the acceptance priority level (in numerical priority order) as set forth in the table below, with 2012 Notes having first priority and the 2013 Notes having second priority.  If holders of the 2012 Notes validly tender 2012 Notes in an aggregate principal amount in excess of the applicable maximum tender amount (the “Maximum Tender Amount”) set forth in the table below, the Company will accept an amount of 2012 Notes equal to the Maximum Tender Amount for purchase and pay holders thereof on a pro rata basis among tendering holders of the 2012 Notes.  If holders of 2013 Notes validly tender 2013 Notes in an aggregate principal amount in excess of the applicable Maximum Tender Amount for the 2013 Notes, or if the principal amount of 2013 Notes validly tendered in the tender offer exceeds the Tender Cap remaining available for application to the 2013 Notes following the purchase of the 2012 Notes, then the 2013 Notes validly tendered in the tender offer will be accepted for purchase on a pro rata basis in an aggregate principal amount equal to the lesser of the applicable Maximum Tender Amount for the 2013 Notes and the Tender Cap remaining available for application to the 2013 Notes following the purchase of the 2012 Notes.  In no event will the Company accept for purchase an amount of Notes in excess of the Tender Cap or an amount of 2012 Notes and 2013 Notes in excess of the applicable Maximum Tender Amounts for each such series.  As a result, each holder who validly tenders Notes pursuant to the tender offer may have a portion of its Notes returned to it, and the amount of Notes returned will depend on the level of participation of holders in the tender offer.

Title of Security	CUSIP Number	Principal Amount Outstanding	Maximum Tender Amount	Reference U.S. Treasury Security	Bloomberg Reference Page	Fixed Spread	Early Tender Premium	Acceptance Priority Level
6.00% Senior Notes due 2012	518439AA2	$250,000,000	$125,000,000	1.125% U.S. Treasury Note Due January 15, 2012	PX4	15bps	$30	1
7.75% Senior Notes due 2013	29736RAD2	$300,000,000	$100,000,000	2.75% U.S. Treasury Note Due October 31, 2013	PX5	65bps	$30	2

The tender offer will expire at 12:00 midnight, New York City time, on May 24, 2010 (the “Expiration Date”), unless extended.  Holders of Notes must validly tender and not validly withdraw their Notes on or before 5:00 p.m., New York City time, on May 10, 2010 (the “Early Tender Date”), unless extended, in order to be eligible to receive the applicable total consideration described below.

The total consideration for each $1,000 principal amount of Notes validly tendered at or prior to the Early Tender Date and accepted for purchase pursuant to the tender offer will be determined by reference to the applicable fixed spread specified in the table above for the Notes over the yield based on the bid-side price of the applicable Reference U.S. Treasury Security specified in the table above, as calculated by the dealer managers for the tender offer at 2:00 p.m., New York City time, on the second business day before the Expiration Date.  The total consideration includes the early tender premium set forth in the table above.  Holders of Notes who validly tender their Notes after the Early Tender Date but at or prior to the Expiration Date and whose Notes are accepted for purchase will receive the applicable tender offer consideration, namely the total consideration less the applicable early tender premium of $30 per $1,000 principal amount of Notes.  No tenders submitted after the Expiration Date will be valid.

The payment date for Notes validly tendered on or before the Expiration Date will occur promptly following the Expiration Date and is expected to be May 25, 2010 assuming that the Expiration Date is not extended.  In addition to the applicable total consideration or tender offer consideration, as the case may be, accrued and unpaid interest from the applicable last interest payment date up to, but not including the settlement date will be paid in cash on all validly tendered Notes accepted for purchase in the tender offer.

Holders of Notes subject to the tender offer who validly tender their Notes at or prior to 5:00 p.m., New York City time, on May 10, 2010 (the “Withdrawal Deadline”) may withdraw their Notes at or prior to the Withdrawal Deadline but not thereafter except in the limited circumstances described in the Offer to Purchase.  Holders of Notes subject to the tender offer who validly tender their Notes after the Withdrawal Deadline and at or before the Expiration Date may not withdraw their Notes except in the limited circumstances described in the Offer to Purchase.

The Company intends to fund the purchase of the Notes in the tender offer with cash on hand.

J.P.Morgan Securities Inc. and BNP Paribas Securities Corp. are acting as the dealer managers for the tender offer.  The information agent and depositary for the tender offer is Global Bondholders Services Corporation.  The tender offer is made only by the Offer to Purchase and the related Letter of Transmittal, and the information in this news release is qualified by reference to such documents.  Persons with questions regarding the tender offer should contact J.P.Morgan Securities Inc. at (866) 834-4666 (toll-free) or (866) 834-3424 (collect) or BNP Paribas Securities Corp. at (888) 210-4358 (toll-free) or (212) 841-3059 (collect).  Requests for copies of the Offer to Purchase and Letter of Transmittal should be directed to Global Bondholders Services Corporation at (866) 470-4200 (toll-free) or (212) 430-3774 (collect).

This release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes.  The tender offer to buy the Notes is only being made pursuant to the tender offer documents, including the Offer to Purchase that the Company is distributing to Noteholders.  The tender offer is not being made to Noteholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.  In any jurisdiction in which the tender offer is required to be made by a licensed broker or dealer, they shall be deemed to be made by the dealer managers or any other licensed broker or dealer on behalf of the Company.

About The Estée Lauder Companies Inc.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products.  The Company’s products are sold in over 140 countries and territories under the following brand names: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, Kiton, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors, American Beauty, Flirt!, Good Skin™, Grassroots Research Labs, Sean John, Missoni, Daisy Fuentes, Tom Ford, Coach and Ojon.